Exhibit 99.3



                                 TASKER PRODUCTS

                           Moderator: Joseph Zappulla
                                 March 31, 2005
                                   3:15 pm CT


Operator:          Ladies and gentlemen, thanks for standing by and welcome to the Tasker Products 2004 financial results and recent progress conference call.

                   During this presentation, all participants are in the listen only mode. Afterwards, we'll conduct a question and answer session. At that time, should you have a question, please press 1 followed by 4 on your telephone. As a reminder, this conference call is being recorded on Thursday, March 31, 2005.

                   I would now like to turn the conference call to Mr. Joseph Zappulla from Wall Street Consultants. Please continue with the call.

Joseph Zappulla:   Thank you (Jason). Welcome and thank you for joining
                   us for Tasker Product's conference call to discuss its fourth quarter and full year ended December 31, 2004 financial results and recent progress.

                   I am Joseph Zappulla of Wall Street Consultants Corp., Tasker's Investor Relations' Consultant. With me today are Bob Appleby, Tasker's President and CEO, Jim Burns, Tasker's Executive Vice President and Chief Operating Officer, Bob Jenkins, Tasker's Chief Financial Officer, and (David Quese), Chief Scientist for Indian River Labs and one of the inventors of the pHarlo technology.

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                   The company would like to report that it has filed for a
                   15-day extension to file its SEC form 10KSB for the year-ended December 31, 2004 which was scheduled to be filed today as its new auditors complete their review. The company's Chief Financial Officer, Bob Jenkins, and its independent auditors, Rothstein, Kass & Company, have indicated that they as of the date of this conference call, do not expect to report any significant changes in the company's operational results for 2004 as a result of the audit.

                   Tasker's management intends to use a PowerPoint presentation during the conference call to assist investors in their understanding of the company, its technology, its current products, and its future plans. The presentation can be simultaneously viewed on the internet through the company's website at www.taskerproducts.com or through VCall at www.vcall.com.

                   We advise conference call participants who wish to view this presentation, to log on to the respective websites at their earliest possible convenience. Mr. Appleby will offer a short introduction prior to the beginning of the PowerPoint presentation to give participants ample time to log on.

                   Please keep in mind that during this conference call, that some statements may be forward looking within the meaning of the Progress Security Litigation Reform Act of 1995. Such statements are subject to risk and uncertainties that could cause actual results that differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to, those described in the company's filings with the Securities and Exchange Commission included in its annual report on form 10KSB and other entity documents.

                   I will now turn the conference call over to Bob Appleby.

Robert Appleby:    Thank you Joe. Good afternoon ladies and gentlemen and thank you for joining us today. This is Tasker Products' first conference call. The first of many we expect to have.

                   For all intents and purposes, Tasker is a new company. When Jim Burns and I joined the company early last year, it didn't take long for us to recognize the enormous potential of the pHarlo Technology well beyond the breath refresh product previous management had focused on. Our growing relationship with our friends at Indiana River Labs and pHarlo Citrus Technologies, exposed us to a level of enthusiasm that ignited our imaginations.

                   As marketing professionals, we quickly determined that our best strategy was to focus on specific uses of the technology to establish a public recognition, product branding, and most importantly, a steady and significant revenue flow. This led us to conduct an intense market analysis that led to the eventual rebranding of Tasker's oral hygiene drink now called Close Call. The roll out of Close Call has been much more successful than our expectations and we intend to share some of this data with you later in the call.

                   In September, we announced an initiative into the poultry processing industry. This was our first step in the food processing sector and one which we believe will be the first of many applications. During this conference call, we intend to discuss our progress in these two areas along with some of the new initiatives we have in the planning stages and to provide additional insight into the timing of revenues.

                   Since there is limited information available today to the investment community on Tasker products, we thought it would be helpful to conduct the conference call with the assistance of a PowerPoint presentation. This presentation as Joe mentioned can be viewed simultaneously on the internet through our website at www.taskerproducts.com or through VCall at www.vcall.com. For those of you who do not have access to a computer or the internet at this time, we will provide a clear and conclusive verbal presentation.

                   We thought we would first provide our investors with a general overview of Tasker products. Our existing and potential products are based on a unique, proprietary, patented technology that bonds hydrogen to copper sulfate to produce a liquid that inhibits microbes in bacteria. This liquid, named pHarlo, is based on an acid that is broken down, rebuilt with hydrogen protons into a very stable, yet highly charged bond, that attaches to copper sulfate.

                   In this state, copper sulfate prevents cellular growth of pathogenic bacteria, yet its selectiveness does not affect the good bacteria necessary for digestion. As we can all imagine, there are many potential applications for an effective bacterial inhibiting technology particularly one that uses all natural ingredients in many of its applications.

                   Tasker first applied the pHarlo technology to oral hygiene in the form of a drink. Close Call is the first clinically proven oral hygiene drink that eliminates, not masks, breath odor for hours. An ongoing battle for food processors is the struggle to reduce and eliminate pathogenic bacteria from food products.

                   These battles take place during the growing stages of food which we refer to as pre-harvest and with a final product or post-harvest. The effected bacteria during all stages of development to the final product can be financially devastating to food processes.

                   We are also currently in the testing and developmental stages to incorporate the pHarlo technology into creams. Initial tests indicated that our technology is highly effective in reducing or eliminating pain from burns, scrapes, and abrasions. Initial tests also indicated that the technology may serve as an effective delivery system in subdermally dispensing collagen to treat wrinkles.

                   We're also introducing a line of products in the rapidly growing $34 billion a year pet category beginning in the second quarter. Our moisturizing dog shampoo is highly effective at eliminating bacterial infections commonly referred to as hot spots. Additionally, our dog breath spray has proved to eliminate even the most offensive odors in dogs and has been very well received by our customer base.

                   In the water purification category, chlorine, a known carcinogen, is the most widely used chemical in treating and purifying water. Our pHarlo technology has the potential to deliver a far better solution using non-toxic ingredients that do not allow the bacteria to recover as chlorine can.

                   Our first product to reach the public -- Close Call -- is proven to eliminate the ill effects of food, tobacco, and alcohol on breath. Our roll out in New England last month has been very strong. We've already signed up over 300 accounts and have several very well-established distributors covering the New England territory.

                   In preparation for a nationwide roll out, we've established a diverse team of seasoned distributors throughout the country. We expect to expand the roll out into the New York/New Jersey area and down the coast to the southern states starting in May and we expect to be nationwide by this summer.

                   We're also in the process of establishing distributor relationships in Europe and in the Far East in preparation for an overseas roll out when we have effectively developed our markets at home.

                   At this point, I would like to introduce you to Jim Burns, Tasker's Chief Operating Officer, who will update you on our food processing initiatives.

James Burns:       Thank you Bob. Our ridden roads into the food processing
                   industry, has initially been focused on poultry processing.
                   Through our relationship with Wynn Starr, we are introducing our technology to major participants in this poultry processing industry who are looking for a new solution to the growing need for improved microbial and extended shelf life.

                   Our initial tax results in the poultry scalding process were significant evidence to attract recognized industry experts into our management team. Dr. Scott Russell, a leading expert in this field, joined our executive advisory board in November and is currently overseeing our USDA approval process.

                   We achieved our initial goal of USDA review of our testing results and protocols and we're moving forward with authorization to move our technology into any plan trials for commercial verification.

                   Here is a represented data of a salmonella reduction in a typical chicken processing plant. Our next slide is our laboratory and pilots scale technique has shown shelf life extension of four to five days in a typical poultry process. In this graph, you will see the control birds spoil on day
                   10. The right side of this chart shows the treated birds remaining commercially buyable until after day 15. A very important part of Tasker's growth.

                   Prior to this level of approval, all birds treated with our technology would have been test batches that would need to be disposed of at our expense which could involve upwards to 200,000 birds per day. We can now conduct testing under commercial verification conditions on a large scale at a fraction of the cost since the birds can be sold to the consumer at normal operation.

                   Our potential customers can witness the benefits of our technology first hand without any interruption in their normal business. This is a key advantage to building long-term relationships.

                   We are working under the guidance of USDA review in establishing technical practices developed by Dr. Russell. We're establishing the credibility of our development team and authenticating our products in multiple applications. We think it's important for our investors to have a better understanding of the timelines confronting us during the commercial verification of new technology introduced to the highly regulated food industry.

                   Our first step was the USDA review of our laboratory and pilot scale data. To now begin the verification process, we have drafted a list of protocols we intend to follow in the verification process in the scalder. These protocols will be submitted to the USDA shortly on the foundation of our ongoing laboratory trial.

                   We're also in the process of developing protocols for verifier technology for applications in the eviscerating and chiller processes which we are hopeful can be accomplished concurrently with the scalder process verification. We expect to hear from the USDA shortly after which we will set up our equipment in customers' operations for full-scale, in plant optimization

                   The first verification process will take place in a large poultry facility in Athens, Georgia. The set up should take approximately three to five days per location. Once the equipment is installed and calibrated, testing will begin on full commercial runs. Representatives from USDA will be present at these sites.

                   To effectively develop a reliable statistical sample, these tests must be run for at least five weeks. During this testing period, we will receive payment for the use of our technology. Once the sampling lab results are completed, they will be delivered to the USDA for final review. After a successful confirmation of the results, USDA will provide a no-objection letter confirming that our technology is safe and effective for use in the scalder process and possibly the eviscerating and chill processes as well.

                   As our test results and no-objection status are achieved, Tasker can freely negotiate long-term supply contracts to poultry processors in the U.S. and other countries that accept USDA authorization. We are also in the process of negotiating supply contracts to processors and contracts that do not require USDA or (EU) approvals.

                   As Bob mentioned earlier in the conference call, we are currently developing the pHarlo products for use in other areas of food processing including meat and seafood applications. Since the ingredients in pHarlo are generally recognized as safe or graph by the FDA, our products can be immediately used for seafood under the current approvals.

                   Although the filing of our SEC form 10KSB has been delayed, we thought we'd have our Chief Financial Office, Bob Jenkins, offer a few comments about Tasker's financial position.

Robert Jenkins:    Thanks Jim. As Joe Zappulla mentioned during the
                   introduction, the filing of our annual report for 10KSB has been delayed because of unanticipated administrative delays in gathering various documents necessary in order for the auditors to complete their year-end financial audit.

                   We are very fortunate to engage the prestigious firm of Rothstein, Kass as our independent auditors on March 15. They have worked exceedingly hard to comply with the March 31 deadline. However, we simply ran out of time to complete the review.

                   Every effort will be made by us to have the 10KSB filed within 15 days as of today. And as of today, we do not expect to report any significant changes in the company's operational results for 2004 as a result of the audit.

                   I feel confident in telling you that the company is a strong financial condition with approximately $14.2 million in cash and cash equivalence as of December 31, 2004. Based on our current cost structure, our operational costs run approximately $300,000 per month. At year end, Tasker had a total of eight employees.

                   We are making significant headway in completing our acquisition of pHarlo Citrus Technologies, Indian River Labs, and Coast to Coast. The acquisition exposes Tasker to more opportunities, expanded markets, and more control of its destiny.

                   Based upon estimated royalties that would have been paid to pHarlo Citrus Technologies and Indian River Labs, we expect our payback period to be between 9 and 12 months from the inception of our food processing business. In this transaction, we obtain the important utility patents for pre-harvest food processing and water treatment as well as our existing product groups.

                   Our patent attorneys have been working diligently over the past several months to enhance the patents to improve the scope of their protection. The underlying base technology, pHarlo, will remain the property of a new entity organized by the investors in which Tasker will have a 20% ownership. Tasker will retain the first right of refusal on any and all new products developed by this new entity outside of our existing product ranges.

                   We also have the right to the supply of pHarlo concentrate through the life of the patents which expire in approximately 14 years. Further to this, we will be producing the base pHarlo concentrate at acquired facilities to secure significant supplying.

                   I'd now like to turn it back over to Bob Appleby for a summary.

Robert Appleby:    Thank you Bob. From the outset, we've been very careful with our product and market development strategies to ensure that few mistakes were made and to deliver the highest return on our capital. The Close Call roll out was carefully planned through months of market research and we are experiencing the benefits of this work. We'll shortly begin a public relations campaign for Close Call to solidify its branding and facilitate a smooth roll out throughout the rest of the country.

                   Our progress in poultry processing has been significant. pHarlo is the first ground - new groundbreaking technology to be introduced to this industry in many, many years. It is an industry primed for change. Our reception at leading poultry processes around the world has been inspiring. It appears that they are as anxious for a new product that is highly effective as inhibiting pathogenic bacteria as we are to offer it to them. We expect to establish a very strong presence in this industry shortly.

                   Tasker's entry into pet care will also provide us with another source of cash flow that we intend to expand upon with additional product lines throughout 2005.

                   With a completion of our pending acquisition, we'll soon capitalize on the progress Coast to Coast has made in marketing the pHarlo technology to the pre-harvest businesses. This market covers a vast array of processes, mostly unknown to the average consumer, such as the sanitizing of eggs, treating animal wastes, pen sprays for chicken coops, feed additives, and water purification.

                   Our immediate objective is to develop an established market for our existing product line to establish a strong financial infrastructure from which to grow our other products and applications. We are exploring a variety of industries and building strong customer relationships as we expand our technology.

                   The corporate structure of Tasker is conducive to capitalizing on our accomplishments and maximizing shareholder value. We are confident that our existing product line will generate net earnings in 2005 starting in the second half of this year.

                   At this point, I'd like to open the conference call to questions and answers. Operator?

Operator:         If you would like to register for a question, please press the 1 followed by the 4 on your telephone. You will hear a three tone prompt to acknowledge your request. If your question has been answered and you need to withdraw your question, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before registering your request. One moment please for our first question.

                   Ladies and gentlemen, as a reminder, to register for a question, please press the 1 followed by the 4.

                   Our first question comes from the line of (Nicole Strickler) from (Strickler Environmental). Please continue with your question.

(Nicole Strickler):Is there anywhere where we can see the clinical and current test data that you have for this technology?

Operator:          Could you repeat the question one more time?

(Nicole Strickler):Is there anywhere that we can see the current clinical and test data that you have for this technology?

Robert Appleby:    The data for the oral drink is available via our website from the University of Pennsylvania.

(NicoleStrickler): And the poultry processing, when will those test results be made available?

Robert Appleby:    Probably the end of April.

(Nicole Strickler):Okay. And will they also be available online?

Robert Appleby:    Yes they will.

(Nicole Strickler):Okay. Thank you.

Robert Appleby:    There have been some public studies from the University of
                   Georgia that you can access through their website.

(Nicole Strickler):At the University of Georgia?

Robert Appleby:    Right. There was some initial testing done on poultry at the
                   University of Georgia. Those are available and we'll post those on our website also.

(Nicole Strickler):Okay. Wonderful. Thank you.

Robert Appleby:    You're welcome.

(Nicole Strickler):Can I ask a follow-up question?

Robert Appleby:    Sure.

(Nicole Strickler):Does the patent coverage - you know I read over the patent and I'm curious, does it cover the copper sulfate technology? I read the process, but I wasn't clear how it covered the copper sulfate technology.

(David Quese):     Yes. Copper sulfate - this is (David Quese). Copper sulfate is covered in there and also the addition of a potential silver ion as well. And - for different other - for other applications.

(Nicole Strickler):And that's the graph product that you have a graph approval for?

(David Quese):     Yes. Yes. Yes, ma'am.

(Nicole Strickler):Will the silver also be listed under the graph too?

(DavidQuese):      No. That's why that has not - we have not brought that to
                   market yet. That's different applications.

(Nicole Strickler):You mentioned then that the USDA testing would be available later.

(David Quese):     Yes. I believe so. I believe Bob said that he would be
                   posting it on the - by the end of April or May.

(Nicole Strickler):Okay. All right. Thank you.

Robert Appleby:    You're welcome.

Operator:          Our next question comes from the line of (Lee Clark) of
                   (Openheimers). Please continue with your question.

(Lee Clark):       Questions. Do you got any kind of an estimate for revenue of
                   Close Call? Whether it's running at rate currently?

James Burns:       We currently have a our production level for Close Call.
                   We're making roughly 20,000 bottles a day. We plan by two weeks from now to be up to 100,000 bottles a day and next month to be up to 200,000 bottles a day. And our goal is to be producing 400,000 bottles a day.

(Lee Clark):       Okay. What's the price of a bottle to the manufacture to you?

James Burns:       If you drink ...

(Lee Clark):       What's the price that you get for a bottle? Can you hear
                   that?

James Burns:       Yes. The product is sold retail for $3.

(Lee Clark):       Okay. All right. Second question. When might you be listed on
                   NASDAQ? We can't sell bulletin board stock.

James Burns:       Well, to tell you, we're in the process right now of getting the applications. We're looking both at the NASDAQ small cap as well as NASDAQ national market and we're also considering the Amex. That should be accomplished over the next probably
                   45 days and whatever process it takes for the application to be processed after that point.

(Lee Clark):       You qualify now?

James Burns:       I believe we qualify for small cap right now.

(Lee Clark):       Thank you very much.

James Burns:       Thank you.

Operator:          Our next question comes the line of (Denise) (unintelligible)
                   from (unintelligible) World Equity. Please continue with your question.

(Denise):          Hi guys. Can you give us an update on the Doux relationship and also how your current USDA situation will impact selling product to them?

James Burns:       Sure. Doux - we've received a letter of intent from Doux last month. We were planning on going to testing on Doux on April
                   11. If our testing goes well, there's a possibility that we can be selling their Brazilian plant in May because Brazil doesn't require the same regulations that are required in Europe.

                   One of the reasons that that's so important - that our product is so important to Doux is because of shelf life issues because of their exports. They firmly believe that they can go from the fifth supplier in the world of poultry to number three or two with our technology. So they want us to get going as quickly as we do.

(Denise):          Great. Thanks.

James Burns:       Thank you.

Operator:          Our next question comes from the line of (Greg Slarcher) of
                   (World Equity). Please continue with your question.

(Greg Slarcher):   Hey guys. Good call so far. Quick question for you. You
                   mentioned about the production on Close Call. I'm making the assumption that everything you're producing, you're selling?
                   And then secondly, could you address the actual production itself as in what - give me an update as to how the Houston facilities are doing verses the Florida facilities? And give us a feel for the continued growth in the production there?

James Burns:       Sure. I'm going to let (David) talk about the Houston
                   facility (Greg).

(David Quese):     Yes, (Greg), this is (David Quese). We're now under - doing the production of the 75 gallon reactor that we're finishing up our initial EPA permit which is all that was required for us to finish up.

                   The 1600 gallon reactors are up and I expect to receive the 2,000 - the two 2,000 gallon reactors next week which should be in operation within the next 15 days after we receive it, of course.

(Greg Slarcher):   How about quality? Can you give me - I'm interested in any issues associated with the quality of the product?

(David Quese):     Yes I can. This material here we're using is a - is
                   exceedingly stable material. One reason is because of the addition of the new reactors and the (poultry mining) that we've added to this which has greatly helped stabilize the materials and the water. We're now up into - way past the range of our water production which is a key part of the reaction where we're producing our own 18 meg water.

James Burns:       And that's very important, (Greg), because the effectiveness of our product because of the new reactors and the new water has just grown immensely. So our test that we've done in poultry with our old reactors, will be - and I don't want to speak for you (David), will be highly more effective.

(David Quese):     Significantly.

(Greg Slarcher):   And back to the production again and the increase in the
                   production, are you - you mentioned earlier $3 on the retail level. You guys don't get $3. What are you estimating in terms of sale on the Close Call per bottle as you distribute that to your distributors?

Robert Appleby:    (Greg), we pretty much net slightly over a $1 per bottle.

(Greg Slarcher):   Okay. All right. Thank you.

Operator:          Our next question comes from the line of (Peter Tesalano)
                   from Glacier Partners. Please continue with your question.

(Peter Tesalano):  A couple of questions here. One of them was on the NASDAQ and you answered that. The other one is on the U.S. poultry producers. Did you cover that earlier in the call? I didn't hear it. Did you say what was - I understood the Doux operation on April 11, but I didn't hear anything about the U.S. poultry producers.

James Burns:       Yes. Where we're at with that (Peter) is we've got - we've been in contact with all the major suppliers in the U.S.

(Peter Tesalano):  Yes.

James Burns:       We are going to be starting our first testing with major
                   poultry - with a large scale testing at the beginning of May in Georgia. That test will go for five weeks.

(Peter Tesalano):  Is that at the University or is that at a poultry producer?

James Burns:       No. That's a large poultry plant outside the University of
                   Georgia.

(Peter Tesalano):  Okay.

James Burns:       Second, the USDA wants us to do two full scale tests. Now
                   what's very important here is as we're doing these tests, these birds are able to be sold.

(Peter Tesalano):  Right.

James Burns:       And these birds have - are running through the process of
                   over 200,000 a day in this facility.

(Peter Tesalano):  Okay.

James Burns:       We will then go from that test - which will end in the middle of June. We will go to a facility out on the west coast in the State of Washington and start our next full scale test.
                   That test will go from the end of June to the end of July full scale.

(Peter Tesalano):  And then the evaluation period is how long after that?

James Burns:       That's up to the USDA, (Peter). But I think where we're going to see some support is that we can solve the problems of these plants that are doing full scale taps. We can keep selling.

(Peter Tesalano):  Okay. (Unintelligible) on Close Call. The rate that you mentioned, is that - that's a daily - the 400,000 and the, you know, the 100,000, 200,000. Is that a month, or a week? Or?...

James Burns:       That is a day, (Peter).

(Peter Tesalano):  Pardon me?

James Burns:       That is a day. That's our production levels per day.

(Peter Tesalano):  Oh. Okay.

James Burns:       (Peter), one of the things that we found in our initial
                   testing of Close Call, was that our projection that we would sell 7 bottles a day - 7 bottles a week through a bar and restaurant was completely way underestimated.

(Peter Tesalano):  Right.

James Burns:       And we were - we were selling much more than that. So, our biggest challenge was to get our production levels up and running.

(Peter Tesalano):  And the last question I have is just on the cosmetic side. I don't know that you covered a lot about that. Could you just tell us a little bit about what's going on there?

James Burns:       Well, we're in the process, (Peter), of stabling the
                   protocols. And we're in the process of testing both the anti-aging cream, and the burn cream. Those are likely to be the first two products, best late this year.

                   The testing product - the testing practice particularly for anti-aging is, you know, a 10 to 12 week timeline. And we're using infrared photography to do basically a before and after to determine the effectiveness and efficacy of the product.

                   And the burn cream tests are ongoing.

(Peter Tesalano):  And the burn cream, does that necessarily have to be sold to the military market? I mean I would think that would be - there would be a US, you know, a commercial market for that.

James Burns:       No, we're...

James Burns:       There's a huge consumer market for that, and there's an
                   additionally large market for - of sunburn version.

James Burns:       Right. (Unintelligible)

(Peter Tesalano):  Is that... How far along on the, you know... How far along are you on that on that product there?

James Burns:       (Unintelligible) cream just came through safety testing, and it is now going into efficacy testing.

(Peter Tesalano):  So, how many hours of sleep do you get every night now?

James Burns:       Very little.

James Burns:       About a half hour.

James Burns:       Hey, (Peter), one thing I want to say - back to poultry for a second. We will, in the US in the testing, will be making on that. But our goal is to be shipping Brazil.

(Peter Tesalano):  Right. Yes.

James Burns:       ...which is almost as large as our US market.

(Peter Tesalano):  No, I understand that.

James Burns:       Very shortly.

(Peter Tesalano):  Great. Thanks a lot. Keep up the good work.

Man:               Thank you.

James Burns:       Thank you, (Peter).

Operator:          Our next question comes from the line of (Kevin Williams)
                   from (Perceptive). Please proceed with your question.

(Kevin Williams):  Hi, guys. Could you give us an idea of what?... So you started distributing Close Call February 24. What did you sell over the last 5 weeks? Do you have a revenue number?

James Burns:       We're putting that together now. We've got... I can tell you that we're in - two distributors in New England. We've just got orders for three more to cover the rest of New England states. We've also got - we've gotten reorders from those distributors.

(Kevin Williams):  Just like, you know, a ball park. What sort of revenue numbers are we looking at?

James Burns:       It's roughly 100,000.

(Kevin Williams):  A hundred thousand over the past 5 weeks?

James Burns:       No, that's actually that's not true. We've only been selling it in those areas for 3 weeks.

(Kevin Williams):  Okay. And what is the fully diluted number of shares outstanding? I think you guys were at 90,000,000 back in December. And then you - including pHarlo, where does that get you?

(Kevin Williams):  Well excluding pHarlo where does that get you?

James Burns:       Well excluding pHarlo, because the deal hasn't occurred yet.
                   But we're 92,000,600 there abouts.

(Kevin Williams):  And how much does the pHarlo add to that acquisition?

James Burns:       Approximately 20,000,000.

(Kevin Williams):  So, post pHarlo, you guys will be 112?

James Burns:       Thereabouts. Yes.

(Kevin Williams):  Okay. And the cash amounts you gave does not include the cash you are paying to pHarlo?

James Burns:       I'm sorry?

(Kevin Williams):  The cash number you gave - the 14,000,000 does not include the pHarlo cash payment.

James Burns:       No, the deal has been somewhat restructured, and there won't be the $5.3 million dollar payment. But in return there won't be an option deal. It will be a stock deal.

(Kevin Williams):  Okay. And what - are you comfortable giving a revenue number for 2005?

James Burns:       Not at this point. On our next call.

(Kevin Williams):  When will that be?

James Burns:       Next quarter.

(Kevin Williams):  Okay. Great.

James Burns:       We're going to do these calls every quarter.

(Kevin Williams):  Thank you.

James Burns:       You're welcome.

Operator:          Our next question comes from the line of (Peter Vogle) from
                   (Unintelligible). Please proceed with your question.

(Peter Vogle):     You mentioned that you are getting just over $1 per bottle of the Close Call. Can you provide any more color on the model that you are seeing for what your cost to produce is? And, you know, maybe some color on how that changes as you ramp from, you know, currently 20,000 bottles a day up to your goal of 400,000 a day?

Robert Appleby:    I would prefer not to share our cost as of yet, because I -
                   we're very... It's - our competition is really looking at us a lot. So, I would prefer to make that public. I can tell you that our distributor base that it's putting out is giving us the ability to get in a tremendous amount outlets very quickly.

(Peter Vogle):     So, you... Let's put it this way. Are you profitable on what you've... The 100 that you've... The 100,000 bottles you've sold thus far. Are you profitable on those?

Robert Appleby:   Absolutely.

James Burns:       Yes, sir. You mean (unintelligible)? Are you talking net or gross?

(Kevin Williams):  Net.

Man: Net overall - no. No, not net overall. The overall company or just Close Call?

(Kevin Williams):  Just the Close Call.

Robert Appleby:    Okay. Yes.

(Kevin Williams):  Well put it this way, rather than a...

Robert Appleby:    Yes. Yes we are.

(Kevin Williams):  (Unintelligible) what you can or what you are willing to tell us about the model for Close Call. Because all we know thus far is there going to sell for 3 bucks at retail, and you get just over a bottle. But that doesn't help us figure out what the - what the, you know, what the margins are to you guys.

Robert Appleby:    We'll discuss those in greater detail in the second quarter.
                   We have a number of presentations pending at retailers. And it's really not very prudent of us to share our margin with someone making a decision on buying our product.

Man: We also have a number of contracts outstanding and that we're still negotiating on. (Unintelligible)? Are we done with the questions?

Operator:          Our next question comes from the line of (Jeff Plurr) from
                   Florida Capital. Please proceed with your question.

(Jeff Plurr):      Hi, guys. I'm trying to understand the economics of the
                   poultry business a little better. For example, if we go to commercial contract with (Group Due) in Brazil, how many - how many pounds a day of chicken do they process? And what might we look to be getting per pound?

Robert Appleby:    (Unintelligible). We don't have the number completely done yet, but we estimate it's about 32 million birds per week.
                   And if you put that into an average bird of 4.5 million pounds - 4.5 pounds a bird, brings us to roughly 144 million pounds.

(Jeff Plurr):      Per week.

Robert Appleby:    Per week.

(Jeff Plurr):      And the economic model of what - of what we derive, is it
                   based on pounds of processing, or is it per bird?

Man:               Yes. It's...

Robert Appleby:    Yeah, the metric is pounds per... You know, the industry
                   prices itself on pounds. And our model is predicated on the amount of additional shelf life, which is why our upcoming tests there are very important. Because our pricing structure is going to be directly reflective of the additional shelf life that we have. And our test data of five days, if we are able to replicate that, and we are confident we will, on a commercial scale environment, should give us a very significant margin.

Man: And we're... The thing that's so nice about (Due) is our relationship (Due) because of Wynn Star is really a partnership. And we're... And our products can help them greatly, and they can help us.

(Jeff Plurr):      Could you give me just some ball park of what that might be a pound? Is it - is it, you know, a tenth of a cent? Is it two cents? Is it somewhere in between?

Man:               It's roughly a penny a pound.

(Jeff Plurr):      Okay. Give or take, depending on (unintelligible)?

Robert Appleby:    Right.

(Jeff Plurr):      Okay. And I guess a penny a pound. And you are talking of
                   upwards of 140 million pounds a week of processed chickens here? Man: Right.

Robert Appleby:    That's correct.

(Jeff Plurr):      Okay. Thanks.

Robert Appleby:    Thank you.

Operator:          Our next question comes from the line of (Mike Kincaid) of
                   (Kincaid Investments). Please proceed with your question.

(Mike Kincaid):    Yes, thank you, gentlemen. I'm sorry. I came into the
                   conference late. You may have already answered this. But, I was curious. I've reviewed your patent. And in reviewing the patent, and as it applies to the copper sulfate product, my question is: Number One, I don't see the reference to the additional - or the addition of the copper sulfate. And two, the question is: If these are combined, do you still meet
                   (Graff)'s approval? And if not, is there additional testing or regulatory required?

Man: No. This is... In the application patent it is mentioned most definitely. Now, you've got to remember the base material that creates all this is - that's what you're looking at. That is where it can be additional material as a copper, or as a silver, or multiple other components.

                   The application patent for the chicken, for the every other thing, the burn cream, the water, so forth and so forth, all mentions the copper.

(Mike Kincaid):    So, you have the one approved patent so far and these are
                   pending applications?

Robert Appleby:    No, there are two.

(Mike Kincaid):    Well I haven't seen those. The patent number I'm referring to is 5989595.

Man: Oh, that's the original. There is another one. Yes, the second.

Robert Appleby:    Do you want the second one? Go ahead.

Man:               The second patent number is: 6242011. B1 (unintelligible).
                   No. So, it's 6242011. Does that answer your question, sir? Operator? No.

Operator:          (Unintelligible) Mr. (Kincaid), your line is now open. Please proceed. (Unintelligible).

(Mike Kincaid):    Hello?

Operator:          Hi, Mr. (Kincaid). This is the operator. Your line is open.
                   You may respond.

                   Sir, we'll proceed to our next question. Mr. (Kincaid), please re-queue up for a question.

                   Our next question comes from the line of (Kevin Williams) from (Perceptive). Please proceed with your question.

(Kevin Williams):  Hi, guys. Just a follow up. When you were talking about the production levels for Close Call, is that your actual production, or is that your maximum capacity?

Robert Appleby:    It's actual desired production.

(Kevin Williams):  What is the current?... How much are you producing currently?

Robert Appleby:    We...

Man: We're at currently right now, as we rollout our distributors, we are currently producing roughly 20,000 bottles a day. But we've put on three more distributors. So, our production level has - will be up to 100,000 bottles.

(Kevin Williams):  You're currently making 20,000 a day now?

Man:               Right, because we only had 2 distributors.

(Kevin Williams):  Okay.

Man: We've now rolled out the rest of our distributors. Our goal was to go - put it in New Hampshire first to learn. To get where we're at, see what our sell through rates were. And they were very successful. We're now rolling the product out to the rest of New England, New York, Pennsylvania, Maryland. Down the east coast as well as in Ohio and some parts of the Midwest. And as that grows with what our sell through is...

                   And we're doing that as we speak. So, I'm hoping to have that rollout done by the middle of this month. And we know from what we've learned from our initial testing, that that's alternate numbers that we're going to need because these distributors already told us how many accounts they are putting it in.

(Kevin Williams):  Okay. Thank you.

Man:               Thank you.

Operator:          Our next question comes from the line of (Andre Lepkins) from
                   (First Dunbar Securities). Please proceed with your question.

(Andre Lepkins):   Very good call, gentlemen. I'd like to know what timeframe do you expect to have the creams ready for market? Do you have any kind of prediction as to how long that would all take?

Robert Appleby:    Yeah, fourth quarter at the earliest, because of the
                   extensive timeline particularly for the anti-aging product.
                   And really our - most of our focus for the balance of this year is going to be on Close Call and poultry and some other food processing applications. We have... The burn cream has just successfully gone through a safety study. We're starting the efficacy study for that and we're starting the infrared photography study for the wrinkle cream shortly.

(Andre Lepkins):   Thank you very much.

Robert Appleby:    You're welcome.

Operator:          Our next question comes from the line of (Austin Hoffer) from
                   AWH. Please proceed with your question.

(Austin Hoffer):   My question is, I wanted to go back to your mention of the penny per pound model in your poultry business. And I just wanted to understand if you were to sell to major poultry producers in the United States, would you be selling the product at kind of that rate? Kind of a penny per pound?

Robert Appleby:    Its...

Man: We don't have all of the testing yet to qualify that. The way we got... The nice part about our (Due) project is is that we can qualify because of shelf data. So, we know what this product will mean from a profitability standpoint for (Due) and we're able to adjust ourselves accordingly.

                   One of the things that was so important by doing full scale testing in our US facilities is, we will be able to truly know what the value of our product is full scale. We know what the value is through labs. And we know - we know what this will save in the poultry industry. We now have to apply it full scale so then we can... It's just like any features and benefits type of program. We know what our features and benefits will be to help the end... to help this producer, and then we'll determine what the - how much the product is worth.

(Austin Hoffer):   Okay. So, but, if you are talking in the - in sort of the
                   ball park of a penny per pound, then would that mean that you might be charging (unintelligible) kind of like 4 or 5 cents a bird in the US?

Robert Appleby:    Well I... We don't really want to go there. We've been very deliberate about our model until we get conclusive test results back from a commercial scale test. I mean basically what we do is we offer three major benefits to poultry processors. And until we can quantify each one specifically we're even reluctant to talk to them about price, because we want to be able to maximize our margins.

                   We reduce bacteria - whether that be Salmonella, Listeria, E coli, Staph. We can increase their production rates, because they've all recently been slowed down due to the cross contamination, and we also extend their shelf life. So, we're in the process of quantifying via these tests - these three major benefits, which is why, you know, we're not even engage
                   - we just have estimates and models at this point, and we just don't basically don't want to leave any money on the table.

Man: Yeah, quite frankly the reason why we don't want to discuss it is because we think that if we rushed in too soon, we would leave profit on the table for our shareholders. And we want to make sure we have all of our I's dotted and our T's crossed because this is such unique technology.

Robert Appleby:    And the other - the other - the other key factor is there is not one chemical available to the industry of any type that will work in the scalder right now. So, we have a very unique advantage. And Furthermore, we believe we are going to replace a lot of these toxic chemicals that are used in the other processes downstream, whether they be online reprocessing or the (unintelligible) or the chill tank where sodium hydrochloride is used.

                   So, we've got four significant places to play in the production chain. So, when you combine that with the three major benefits, particularly the increase production, I mean some plants have been shut down, you know, to 8 to 10 hours a day. We think we can get them up to 16. So,...

(Austin Hoffer):   I guess if I could interrupt for a second.

Man:               Sure.

(Austin Hoffer):   What I'm trying to understand. I've had conversations with a number of sort of people in this industry and trying to understand what some of these antimicrobial solutions that might go in the chiller and that might go in the, you know, the washes, sort of down line from the scalder.

                   And my understanding is that they don't go on a per pound basis, but they are sold for something like, you know, probably less than half a cent per bird. So, if you're talking about, you know, one cent per pound, possibly four cents per bird, it seems like that strikes me as a fairly different number than what the major poultry producers are accustomed to paying for this type of solution.

Robert Appleby:    I understand your question and I understand that it is paid per bird. In our conversations that we've had with people, we feel that we can get more value.

(Austin Hoffer):   Okay. (Unintelligible)

Robert Appleby:    And again, I've got - we've got to show ourselves and show what the value is (unintelligible).

(Austin Hoffer):   Okay. Regarding your Close Call launch I guess, which
                   recently launched in New Hampshire. If I were to travel to New Hampshire in the near future, where might I be able to buy your product and what retail location?

Robert Appleby:    Well our original goal was to put it into bars and
                   restaurants because of what the product can do from eliminating the odors or garlic, onions, alcohol and tobacco.
                   And that's where our first tests were when we did our testing in Connecticut.

(Austin Hoffer):   Okay.

Robert Appleby:    Our product is ending up in C-stores. It's ending up in...

Man:               ...Drug stores.

Robert Appleby:    ...Drug stores. It's ending up in college bookstores...

(Austin Hoffer):   Okay. That's fine. Could you just give me some examples of some actual stores where I could go buy the product?

Man: The distributor is Great States in (Hookset), New Hampshire, which is outside of Manchester. He basically has the whole State of New Hampshire. And if you go west, you've got Clark (G. Housing) in Vermont. So, I would tend to think pretty much either bar or restaurant places you went in that region of the country along with western Mass, you would find the product.

(Austin Hoffer):   Okay. Final question for you. You filed a Form S-3
                   Registration Statement on the 28th of January , seeking to register about twelve-and-a-half million shares. Just trying to find out if that registration statement has been declared effective.

Man:               I believe it was.

Robert Appleby:    Yeah, I believe it was.

(Austin Hoffer):   And when did that occur?

Robert Appleby:    Well I have to get you exact dates.

(Austin Hoffer):   Okay. Who could I call to ask that question?

Robert Appleby:    (Bob Jenkins).

(Austin Hoffer):   Okay. Will do. Thank you.

Robert Appleby:    Thanks.

Man:               Thank you.

Operator:          Our next question is a follow up question from the line of
                   (Greg Vallarchup) from (Emerging World Equity). Please proceed with your question.

(Greg Vallarchup): Hey guys. First of all, that was declared effective well over a month ago. Those shares have been free to trade for over a month, guys, so just FYI on the Registration Statement.

Man:               I think it was February 11, if I'm (unintelligible)...

(Greg Vallarchup): Yeah. It's been - it's been well over 30 days since those shares were free to trade. So, they are in the marketplace for that last caller.

                   I think it's important on the potential penny per pound comment. You guys are not receiving the penny per pound in that example. You'll be... How does that work as it relates to the Wynn Star group?

Robert Appleby:    Correct. We get a third. Wynn Star gets a third, and (IRL)
                   gets a third.

(Greg Vallarchup): Okay.

Robert Appleby:    And when we acquire (IRL)...

Man:               It's gets significantly less.

Robert Appleby:    It gets significantly less.

(Greg Vallarchup): All right. Okay. I just wanted to make those points. Thank you.

Operator:          Our next question comes from the line of (Max Johnson).
                   Please proceed with your question.

(Max Johnson):     Most of the questions that I had have been answered. I just had kind of some follow ups for some of the stuff that's been discussed here.

                   You said that you're planning on ramping up to 100,000 bottles a day, correct? In the near future.

Robert Appleby:    That's correct.

(Max Johnson):     Okay. So, that would be roughly $100,000 a day, or roughly $2 million dollars a month in revenue. Is that right?

Robert Appleby:    That's correct.

(Max Johnson):     Okay. So, we should see somewhere... I mean absolute bottom of the barrel would be at least 16 million, maybe upwards of $63 million dollars in revenue for the remainder of 2005? And if we don't see that then we should assume that there's a problem, or...

Robert Appleby:    No, we're going to give a fairly definitive answer on Close
                   Call at our next quarterly call. I mean we're...

(Max Johnson):     Okay, but that would make sense if you're producing 100,000 a day. (Unintelligible)

Robert Appleby:    Oh no. I definitely agree with your math. It's...

Man:               Mathematically it's correct.

(Max Johnson):     However, you only rolled out in two markets. You need roll out in the others.

Man:               Well exactly.

Robert Appleby:    We'll' have a real solid feel after we roll out to 4 or 5
                   different markets.

(Max Johnson):     Okay. Great. And where is the product being manufactured?

Man: The product is being - is being manufactured in Houston at our plant. It's then being sent up to (Totowa), New Jersey where it's being bottled.

(Max Johnson):     Okay do you have - do you own that plant? Or who owns that plant in Houston?

Robert Appleby:    We will own it when we complete the acquisition.

(Max Johnson):     So, Indian River Labs owns it, or pHarlo owns it?

Robert Appleby:    Correct. (IRL) owns it at this time. And we'll also pick up the facility in Sebastian, Florida.

(Max Johnson):     Okay. Do you have the address on that - on the pHarlo and
                   Sebastian, because I'm down in South Florida. I was going to head over and take a look at that and get a feel for exactly what we're getting.

Robert Appleby:    Yeah, It's on (Woodmere).

(Max Johnson):     Is that 6815 (Woodmere)?

Robert Appleby:    Yes, sir.

(Max Johnson):     That - I actually drove by there. It looked like it kind of had three garages in it. Is that right? (Unintelligible).

Robert Appleby:    Yeah. What there is is a bay - two bays. And that other one is blanked off wall and that's where the plant is as far as the blending.

Man:               It's a blending facility.

Robert Appleby:    It's a blending facility for the base concentrate of the
                   Close Call. And that's where that goes out of.

(Max Johnson):     Okay. So, it's actually in that little building right there?

Man:               Oh yeah. It produces about (unintelligible) facility.

(Max Johnson):     (Unintelligible) blending facility.

Man: It's a blending facility of the concentrate and it builds. It can build up to 3,000 gallons a day.

(Max Johnson):     Okay. Yeah I was a little bit confused. It looked kind of
                   like a - like an old run down service station. That's why I was wondering.

Man: No, it's only... Well you've got to remember, we've just come through two hurricanes. This is the only one that was standing - left. And that's - that thing is almost a brand new building.

(Max Johnson):     Okay. Great. One last question. Who did you say the
                   distributor was up in the New England area? Was it (Great
                   States)?

Robert Appleby:    (Great States). They are a major Budweiser distributor.

(Max Johnson):     (Great States). Do you have a telephone number for them handy by chance?

Robert Appleby:    No, I don't. I'm sure you could get it from information.

Man:               If you could call me tomorrow, I'll get a number for you.
                   It's (unintelligible).

(Max Johnson):     All right and one last question. Do you foresee having to
                   raise more money to kind of justify the market cap? Because I wasn't aware that there were that many fully diluted... I'm just kind of going over some quick numbers here. A $375 million dollar company with $14 million in the bank doesn't seem to add up.

Robert Appleby:    Well absolutely we have no intention, nor do we have any need to raise any additional capital.

(Max Johnson):     Okay. So, do you think the company is fairly valued at
                   375,000,000 with what you have right now?

Robert Appleby:    (Unintelligible).

Man: Well I wouldn't say fairly valued. If you take into consideration the potential profits this company can generate over the next 12 months or over the next 18 months, I'd be hard pressed to say it was fairly valued. I mean we - the stocks trade on potential valuation - on potential profitability.

(Max Johnson):     Right. I hope that with - I just saw. I went through this
                   back in 2003 with you guys when we saw all the news, you know, with pHarlo's and manufactured cells etcetera. Hired the marketing managers and yet there were zero revenues. So, I just hope we're not going through that again. But I wish you guys the best of luck.

Robert Appleby:    Thank you.

Man:               Thank you.

Operator:          Our next question comes from the line of Mr. (Mike Kincaid)
                   from (Kincaid Investments). Please proceed with your question.

(Mike Kincaid):    Hello? Hello?

Man:               Yes.

(Mike Kincaid):    Sorry. I lost you earlier. To finish my question off, I had reviewed that other patent as well and it makes reference to ammonium sulfate, but no reference to copper or silver or any other. And that's my dilemma. I don't see where we have any intellectual property protection here.

Man:               The copper sulfate. Yeah, as far as I know it is in there.
                   That's covered.... But that's not the one that really covers the copper as far as the antimicrobial or the drink or any of the other. The others are in the application patent.

Robert Appleby:    Utility patent.

Man:               Utility patent. Excuse me.

(Mike Kincaid):    So, that is not an approved patent, yet?

Man:               It's in the patent pending stage, I believe.

Robert Appleby:    The utility (unintelligible).

Man:               The utilities are. (Unintelligible)

Robert Appleby:    There are about 8 or 9 utility patents pending right now.

Man:               Exactly.

Robert Appleby:    And we've had - we have a law firm - New York law firm -
                   (Taunton Hines) that has been spending the last four months working on the intellectual property protection. Expanding the patents and being careful for our protection.

(Mike Kincaid):    Okay. I just wanted to be clear though. The only two that I had found didn't make any reference to this copper sulfate technology and that - I found that confusing.

                   Next question. The facility that you are manufacturing or blending, is that a (GNP) facility?

Robert Appleby:    Yes.

(Mike Kincaid):    It is (GNP)?

Robert Appleby:    Yes absolutely.

(Mike Kincaid)     Okay. That's good. That's great. Really that's all I have
                   right now.

Man:               Okay great.

Robert Appleby:    Thank you, (Mike).

Man: All right. We have time for one last question. We have to run to a meeting.

(Mike Kincaid):    (Unintelligible) Can I just do one last thought?

Man:               Sure.

(Mike Kincaid):    I just want to make sure then the current product - the
                   copper sulfate product is not currently patent-approved?

Man: Well we have the base patents and then each application is covered with the utility patent. I think that's where your confusion might be.

(Mike Kincaid):    Well my understanding is you're not protected until it's
                   approved. I mean you have one in process and I just want to be clear.

Man: If I'm not mistaken. Are you looking at the ones that's pulling off the Internet?

(Mike Kincaid):    I'm looking at it through USPTO.

Man:               USPTO.

(Mike Kincaid):    Yeah.

Man: If I'm not mistaken, I believe it mentions in there the copper sulfate at a particular amount and a particular volume.

(Mike Kincaid):    No. I'm looking at both of them right now and neither one
                   make any reference to those products. And that again. That is our confusion. I want to make sure that if we're going into this thing, we're protected.

Man:               No. Absolutely.

(Mike Kincaid):    (Unintelligible) more than just a pending application.

Man: No, I believe it says on the third page exactly what it says how it's made.

(Mike Kincaid):    Okay.

James Burns:       We've spent a great deal of time, the attorneys have that is, on this review. And these are very important questions because this is a critical matter. And you know, we believe that all bases have been covered on that, but we can provide you with more additional information with a phone call.

(Mike Kincaid):    Okay. Maybe I'll follow that up tomorrow when you have some more time.

Robert Appleby:    Yeah, feel free to give us a call.

(Mike Kincaid):    Thank you for your time, and good luck.

Robert Appleby:    Thank you. We have time for one more question. We need to run to a meeting.

Operator:          Our last question comes from the line of (Robert Wooddale)
                   (unintelligible). Please proceed with your question.

(Robert Wooddale): No, my question is answered. Thank you very much.

Robert Appleby:    Well thank you everybody. Listen, I would like to
                   thank our shareholders for their support and Tasker employees for their hard work and dedication to the development of our new products in our markets.

                   We've been very fortunate to attract some of the most talented professionals in our industry, which is a main reason why we have been so successful to date. We're in the midst of some very exciting times for our company and I look forward to our next conference call when I can share our additional progress with you. Thanks everybody for their time.

Operator:          Ladies and gentlemen, that does conclude today's conference call. We thank you for participating and ask that you please disconnect your line.


                                       END